PIONEER MID-CAP FUND

                                  on behalf of

                              PIONEER MID-CAP FUND

                   Multiple Class Plan Pursuant to Rule 18f-3

                Class A Shares, Class B Shares and Class C Shares

                                February 1, 1996


         Each class of shares of Pioneer Mid-Cap Fund (the "Fund"), a series of Pioneer Mid-Cap Fund (the "Trust"), will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Fund's prospectus, shares may be exchanged only for shares of the same class of another Pioneer mutual fund.

         Article I. Class A Shares

         Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge ("CDSC") and minimum purchase requirements as set forth in the Fund's prospectus. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class A Shares. Class A Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class A shares under the Fund's Class A Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class A Shareholders have exclusive voting rights, if any, with respect to the Class A Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class A Shares on a per account basis except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the Internal Revenue Service ("IRS") relating to the issuance of multiple classes of shares. Class A shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class A shares.

         Article II. Class B Shares

         Class B Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class B shares redeemed within a specified number of years of purchase will be subject to a CDSC as set forth in the Fund's prospectus. Class B Shares are sold subject to the minimum purchase requirements set forth in the Fund's prospectus. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class B Shares. Class B Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class B shares under the Class B Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class B Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund's Class B Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class B Shares on a per account basis except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class B shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class B shares.

         Class B Shares will automatically convert to Class A Shares of the Fund at the end of a specified number of years after the initial purchase date of Class B shares, except as provided in the Fund's prospectus. Such conversion will occur at the relative net asset value per share of each class without the imposition of any sales charge, fee or other charge. The conversion of Class B Shares to Class A Shares may be suspended if it is determined that the conversion constitutes or is likely to constitute a taxable event under federal income tax law.

         The initial purchase date for Class B shares acquired through (i) reinvestment of dividends on Class B Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class B shares were purchased.

         Article III. Class C Shares

         Class C Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class C shares redeemed within one year of purchase will be subject to a CDSC as set forth in the Fund's prospectus. Class C Shares are sold subject to the minimum purchase requirements set forth in the Fund's prospectus. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Fund's prospectus with respect to Class C Shares. Class C Shares are subject to fees calculated as a stated percentage of the net assets attributable to Class C shares under the Class C Rule 12b-1 Distribution Plan as set forth in such Distribution Plan. The Class C Shareholders of the Fund have exclusive voting rights, if any, with respect to the Fund's Class C Rule 12b-1 Distribution Plan. Transfer agency fees are allocated to Class C Shares on a per account basis except to the extent, if any, such an allocation would cause the Fund to fail to satisfy any requirement necessary to obtain or rely on a private letter ruling from the IRS relating to the issuance of multiple classes of shares. Class C shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Class C shares.

         The initial purchase date for Class C shares acquired through (i) reinvestment of dividends on Class C Shares or (ii) exchange from another Pioneer mutual fund will be deemed to be the date on which the original Class C shares were purchased.

         Article IV. Approval by Board of Trustees

         This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Trustees of the Trust, on behalf of the Fund, and
(b) those of the Trustees who are not "interested persons" of the Trust, as such term may be from time to time defined under the Act.

         Article V. Amendments

         No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article IV.



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